XILINX, INC.
AMENDMENT OF EMPLOYMENT AGREEMENT

     THIS AMENDMENT OF EMPLOYMENT AGREEMENT is entered into as of February 14, 2008, by and between Xilinx, Inc., a Delaware corporation (the “Company”) and Jon Olson (the “Executive”).

RECITALS

     WHEREAS, the Company and the Executive previously entered into an employment agreement dated June 2, 2005 (the “Agreement”) which set forth various terms of the Executive’s employment;

     WHEREAS, among other terms, the Agreement provided for certain benefits in the event the Executive’s employment was terminated following a change of control of the Company, which change of control benefits expired on June 27, 2007;

     WHEREAS, the Company and the Executive now wish to amend the Agreement in order to provide certain benefits in the event of a change of control;

     NOW, THEREFORE, in exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Executive agree to amend the Agreement as set forth below:

AGREEMENT

1.	Change of Control Benefits: The sixth paragraph of the Agreement is superseded and replaced in its entirety to read as follows:

“In the event a Change of Control (as such term is defined in the 2007 Equity Incentive Plan (the “Plan”)) of Xilinx, Inc. (the “Company”) is consummated and you are involuntarily terminated without Cause (as such term is defined in the Plan) within one year following such consummation of the Change of Control, you will be paid within sixty (60) days following the date of your termination, in a lump sum, a cash severance payment, less applicable tax and other withholdings, equal to (a) your then effective monthly base salary multiplied by twelve (12) and (b) your then effective target bonus percentage multiplied by your then current annual base salary. In addition, you will be credited with twelve (12) months accelerated vesting of all equity grants you received from the Company prior to such termination of employment. Further, if you timely elect coverage as provided under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company will make the COBRA premium payments for you, and your dependants, if applicable, for twelve (12) months following termination. All other benefits including Company paid life insurance will cease as of the date of your termination.

In the event that it is determined that payments pursuant to the prior paragraph constitute non-qualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), then no such amounts shall be paid unless and until you have experienced a separation from service within the meaning of Section 409A and any such amount that would be paid to you within six (6) months following your separation of service shall be accumulated and paid to you on the first business day following such six (6) month period.

The parties hereto intend that this letter comply, to the extent applicable, with the provisions of Section 409A and related regulations and Treasury pronouncements. If the parties determine in good faith that any provision provided herein would result in the imposition of an excise tax under the provisions of Section 409A, the parties hereby agree to use good faith efforts to reform any such provision to avoid imposition of any such excise tax in such manner that the parties mutually determine is appropriate to comply with Section 409A.

Further, you acknowledge and agree that any rights to or interest in the Change of Control benefits set forth above shall be contingent upon your execution of the Company’s standard form of general release agreement in favor of the Company and the effectiveness of such release in accordance with its terms prior to the date of payment above, which release shall not, however, release the Company from any obligation it may have to indemnify you under any applicable indemnification agreement between the Company and you or under the Company’s bylaws or articles of incorporation.”

2.	Continuation of Other Terms: Except as set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

3.	Applicable Law: This amendment shall be governed by the laws of the State of California as such laws are applied to arrangement between California residents entered into and to be performed within the State of California.

XILINX, INC.	EXECUTIVE

/s/Moshe Gavrielov	/s/Jon Olson
Moshe Gavrielov	Jon Olson
President &	Chief Financial Officer
Chief Executive Officer